EXHIBIT 99.1

WILLIAM L. GLICK, FORMER FORD EXECUTIVE, JOINS LITHIA MOTORS BOARD OF DIRECTORS

MEDFORD, OR. August 25, 2008 (For Immediate Release) – Lithia Motors, Inc. (NYSE: LAD) today announced the appointment of William L. Glick to its Board of Directors. Mr. Glick comes to the Company with thirty-four years of service to Ford Motor Company. During his tenure at Ford, Mr. Glick held a wide variety of management positions in Sales & Marketing, including: Field Organization Transition Manager, Public Company Franchising Manager, Truck and Dealer Advertising Managers, Field Operations Manager, and Regional Sales Manager. Mr. Glick directed the largest reorganization of Ford’s Sales and Service organization, where he helped consolidate the Ford and Lincoln-Mercury Divisions. As Public Company Franchising Manager, he managed the relationship with Public Companies owning Ford and Lincoln-Mercury dealerships. While Truck Advertising Manager, Mr. Glick developed numerous impactful campaigns, and was recognized with a prestigious Gold “EFFIE” award from the American Marketing Association. He also worked as a Senior Accountant/Auditor for the New York City office of Peat, Marwick, Mitchell & Company. He earned his Bachelor of Science in Business Administration/Accounting from the University of Bridgeport in Connecticut, and completed the Strategic Marketing Program of Duke University in North Carolina. Mr. Glick is a Certified Public Accountant, and a member of the AICPA. Currently, he is the Founder and President of William L. Glick & Associates, LLC, a business consulting firm located in Farmington Hills, Michigan.

Lithia’s Chairman and CEO, Sid DeBoer commented, “Mr. Glick is a valuable resource for Lithia, and his years of experience in the auto industry will no doubt help to provide rewarding direction to our company. Over the past six weeks, we have taken steps to reshape our Board of Directors by adding three new members. With the addition of Mr. Glick, our independent board members have a collective total of 144 years of experience and contacts within the auto industry.”

About Lithia
Lithia Motors, Inc. is a Fortune 700 Company, selling 28 brands of new and all brands of used vehicles at 106 stores, which are located in 46 markets within 15 states. Internet sales are centralized at www.Lithia.com. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 105,108 new and used vehicles and had $3.22 billion in total revenue in 2007.

Additional Information
For additional information on Lithia Motors, contact the Investor Relations Department: (541) 618-5770 or log-on to: www.lithia.com – go to Investor Relations